Exhibit 99.2

CreXus Investment Corp. Confirms Receipt of Acquisition Proposal

NEW YORK--(BUSINESS WIRE)--November 13, 2012--CreXus Investment Corp. (NYSE: CXS) today confirmed that its Board of Directors has received a proposal letter from Annaly Capital Management, Inc. (NYSE:NLY) to acquire all of the outstanding shares of Common Stock of CreXus not currently owned by Annaly for $12.50 per share in cash. Annaly owns approximately 12.4% of CreXus’ Common Stock. Fixed Income Discount Advisory Company (“FIDAC”), a wholly owned subsidiary of Annaly, manages CreXus, and each CreXus’ officers also serve as an employee of Annaly or FIDAC.

CreXus’ Board of Directors has formed a Special Committee of independent directors consisting of Patrick Corcoran, Robert Eastep and Nancy Jo Kuenstner to consider Annaly’s proposal. The Special Committee intends to retain independent advisors, including an independent financial advisor, to assist in its work. No decisions have been made by the Special Committee with respect to CreXus’ response to the proposal. There can be no assurance that any agreement will be executed or that this or any other transaction will be approved or consummated.

About CreXus Investment Corp.

CreXus acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial real property, commercial mortgage-backed securities and other commercial and residential real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company, a wholly owned subsidiary of Annaly Capital Management, Inc.

CONTACT:
CreXus Investment Corp.
Investor Relations, 646-829-0159
www.crexusinvestment.com